Exhibit 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Sr. Director, Investor Relations
408-321-6711	408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES SECOND QUARTER 2009 RESULTS

– Total Revenues of $62.3 Million Grew 11% versus Prior Year Quarter –

– GAAP EPS of $0.24 and Non-GAAP EPS of $0.37 Each Grew More than 135% versus Prior Year Quarter –

San Jose, Calif., August 4, 2009 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced its results for the second quarter ended June 30, 2009.

Revenue Highlights: Second Quarter 2009

•	Total revenues were $62.3 million.

•	Micro-electronics Royalty and License Fees revenue was $55.6 million.

•	Imaging & Optics Royalty and License Fees revenue was $4.3 million.

Generally accepted accounting principles (GAAP) net income for the second quarter of 2009 was $11.8 million, or $0.24 per share, which included non-cash charges of $7.2 million for stock-based compensation and $2.9 million for amortization of acquired intangibles.

Non-GAAP net income for the second quarter of 2009 was $18.3 million or $0.37 per diluted share. Non-GAAP net income is defined as income and operating expenses adjusted for acquired intangibles amortization, charges for acquired in-process research and development, stock-based compensation expense, and related tax effects.

“Given our success in our recent U.S. International Trade Commission actions, our second quarter 2009 total revenues exceeded expectations and included license and option fees from our new licensee, Motorola,” said Henry R. “Hank” Nothhaft, president and chief executive officer, Tessera. “We continue to expand our research and development resources that are focused on high-growth areas of our business, such as wafer level cameras and silent air cooling, while benefitting from expense controls in all other areas. As a result, we had strong earnings. We remain confident about the long-term growth prospects for Tessera.”

Revenue Highlights: Six-month Period Ended June 30, 2009

•	Total revenue was $176.8 million.

•	Micro-electronics Royalty and License Fees revenue was $162.1 million.

•	Imaging & Optics Royalty and License Fees revenue was $9.6 million.

GAAP net income for the six-month period was $51.3 million, or $1.06 per diluted share. Non-GAAP net income for the six-month period was $66.3 million, or $1.34 per diluted share.

“In the first half of 2009, we generated $80 million in cash from operations,” stated Michael Anthofer, chief financial officer, Tessera. “In the second quarter, we acquired patents and technology in concert with expanding our engineering resources, building on our core strength as a technology innovator and licensing company. We anticipate continuing to manage expenses prudently, while devoting appropriate resources for continued growth.”

Third Quarter 2009 Financial Guidance

Third quarter 2009 total revenues are expected to range between $60.0 million and $62.0 million. This compares to third quarter 2008 total revenues of $63.5 million, which included revenue from one-time self-audits performed by certain customers.

Third quarter 2009 Micro-electronics revenue is expected to range between $54.0 million and $56.0 million, all of which will be royalty and license related. Revenue will reflect the second quarter financial performance of the company’s DRAM and Wireless licensees, which may have been stronger than anticipated, but was still down year-over-year. As a reminder, Tessera recognizes revenue one quarter in arrears.

As a comparison, in the third quarter of 2008, Micro-electronics royalty and license fees revenue was $56.0 million and products and services revenue was $554,000, for a total of $56.6 million for this segment.

Third quarter 2009 Imaging & Optics revenue, in total, is expected to be $6.0 million. Imaging & Optics royalty and license fees revenue is expected to be $3.0 million. Imaging & Optics products and services revenue is expected to be $3.0 million. This compares to Imaging & Optics royalty and license fees revenue of $1.5 million and products and services revenue of $5.4 million in the third quarter of 2008, which totaled $6.9 million for this segment. The products and services revenue is down year-over-year primarily due to the slowdown in the semiconductor equipment market.

Non-GAAP operating expenses for the third quarter of 2009 are projected to range between $30.0 million and $31.0 million, excluding litigation expenses.

Conference Call Information

Tessera will hold its second quarter 2009 earnings conference call at 1:30 P.M. Pacific (4:30 P.M. Eastern) today. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 19462142.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company’s financial results, industry trends, and the company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, include more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera’s imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, and related tax effects. The non-GAAP financial measures also exclude the effects of FAS 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net income to Tessera’s reported GAAP net income.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

-Tables follow-

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Royalty and license fees	$59,870	$49,944	$171,727	$100,184
Product and service revenues	2,401	6,370	5,120	15,481

Total revenues	62,271	56,314	176,847	115,665

Operating expenses:
Cost of revenues	3,902	4,395	8,000	8,727
Research, development and other related costs	16,849	14,894	33,479	29,047
Selling, general and administrative	17,282	17,585	34,778	32,909
Litigation expense	5,538	17,157	14,163	37,350

Total operating expenses	43,571	54,031	90,420	108,033

Operating income	18,700	2,283	86,427	7,632
Other income and expense, net	1,096	1,479	3,858	4,313

Income before taxes	19,796	3,762	90,285	11,945
Provision for income taxes	7,960	3,678	38,980	9,635

Net income	$11,836	$84	$51,305	$2,310

Basic and diluted net income per share:

Net income per share - basic	$0.24	$0.00	$1.06	$0.05

Net income per share - diluted	$0.24	$0.00	$1.06	$0.05

Weighted average number of shares used in per share calculations - basic	48,420	47,793	48,288	47,973

Weighted average number of shares used in per share calculations - diluted	48,776	48,225	48,496	48,424

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$115,675	$87,890
Short-term investments	241,364	188,610
Accounts receivable, net	14,174	14,724
Inventories	1,299	1,534
Deferred tax assets	2,836	2,409
Other current assets	5,068	8,220

Total current assets	380,416	303,387

Property and equipment, net	41,655	36,984
Intangible assets, net	70,670	71,312
Goodwill	45,150	40,444
Deferred tax assets	19,227	19,756
Long-term investments	21,166	22,134
Other assets	3,963	7,572

Total assets	$582,247	$501,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,440	$2,924
Accrued legal fees	4,750	13,945
Accrued liabilities	17,065	17,747
Deferred revenue	6,532	6,085
Income tax payable	8,331	1,385

Total current liabilities	39,118	42,086

Deferred tax liabilities	8,991	8,991
Other long-term liabilities	3,608	3,608

Stockholders’ equity:
Common stock	50	49
Additional paid-in capital	379,093	347,568
Treasury stock	(10,505)	(10,505)
Accumulated other comprehensive gain (loss)	18	(777)

Retained earnings	161,874	110,569

Total stockholders’ equity	530,530	446,904

Total liabilities and stockholders’ equity	$582,247	$501,589

*	Derived from audited financial statements

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
GAAP Net Income	$11,836	$84	$51,305	$2,310

Adjustments to GAAP net income:
Stock-based compensation - cost of revenues	140	148	251	253
Stock-based compensation - research, development and other related costs	3,443	1,703	6,110	3,114
Stock-based compensation - selling, general and administrative	3,648	3,943	7,186	6,920
Amortization of acquired intangibles - cost of revenues	1,704	766	3,410	1,360
Amortization of acquired intangibles - research, development and other related costs	647	1,677	1,379	3,100
Amortization of acquired intangibles - selling, general and administrative	529	460	988	790
Tax adjustments for non-GAAP items	(3,685)	(1,173)	(4,322)	(2,497)
Adjustment for acquired in-process research & development charge	—	—	—	2,500

Non-GAAP net income	$18,262	$7,608	$66,307	$17,850

Non-GAAP net income per common share - diluted	$0.37	$0.16	$1.34	$0.36

Weighted average number of shares used in per share calculations excluding the effects of FAS 123R - diluted	49,667	48,980	49,337	49,235

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED REVENUE DETAILS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Micro-Electronics
Royalty and license fees	$55,616	$48,566	$162,139	$94,823
Product and service revenues	9	758	45	3,221

Total Micro-Electronics revenues	55,625	49,324	162,184	98,044

Imaging and Optics
Royalty and license fees	4,253	1,378	9,587	5,361
Product and service revenues	2,393	5,612	5,076	12,260

Total Imaging and Optics revenues	6,646	6,990	14,663	17,621

Total revenues	$62,271	$56,314	$176,847	$115,665